                                    Jurisdiction of       Percentage Interest
   Name of Subsidiary                Organization         Owned by Registrant
----------------------              ---------------       -------------------
Vista Vision S.p.A.                  Italy                       74.73%

Vista Vision Scandinavia A.B.        Sweden                     100%

Vista Laser Centers of the
   Southwest, Inc.                   Nevada                      94%

Vista Laser Centers of
   Michigan, Inc.                    Nevada                     100%  (Note A)

Vista Laser Centers of
   the Northwest, Inc.               Nevada                     100%  (Note A)

Vista Laser Centers, Inc.            Nevada                     100%  (Note A)

Refractive Services 800 Corp.        Nevada                     100%  (Note A)


------------------------------
NOTE A:  Not engaged in active business operations as of March 31, 1997.